EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

Dennis Braun, Chief Financial Officer
Phone:       ++41 1 944 3345
Fax:         ++41 1 944 2470

Mary T. Finnegan, Treasurer / Investor Relations
Phone:       ++1 614 438 4748
Fax:         ++1 614 438 4646

                METTLER-TOLEDO INTERNATIONAL INC. ANNOUNCES
                     $150 MILLION SENIOR NOTES OFFERING

GREIFENSEE, Switzerland and COLUMBUS, Ohio, USA - November 3, 2003 - Mettler-Toledo International Inc. (NYSE: MTD) today announced that it has priced an offering of $150 million of seven-year senior notes. The notes, issued at a discount, will have a coupon of 4.85 percent and mature November 15, 2010. Proceeds from this offering together with borrowings under a new $300 million 5-year bank facility will be used to repay in entirety the Company's existing bank facility which will then be terminated. Both transactions are expected to close in the next two weeks.

The notes were offered to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S. The notes were not registered under the Securities Act of 1933, as amended (the "Securities Act"), and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

METTLER TOLEDO is a leading global manufacturer of precision instruments. The Company is the world's largest manufacturer and marketer of weighing instruments for use in laboratory, industrial and food retailing applications. The Company also holds top-three market positions in several related analytical instruments and is a leading provider of automated chemistry systems used in drug and chemical compound discovery and development. In addition, the Company is the world's largest manufacturer and marketer of metal detection systems used in production and packaging. Additional information about METTLER TOLEDO can be found on the World Wide Web at "www.mt.com."

Statements in this discussion which are not historical facts may be considered "forward-looking statements" that involve risks and uncertainties. For a discussion of these risks and uncertainties, which could cause actual events or results to differ from those contained in the forward-looking statements, see Exhibit 99.1 to the Company's Annual Report on Form 10-K for the most recently ended fiscal year.

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